CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2009, relating to the financial statements and financial highlights which appears in the December 31, 2008 Annual Report to Shareholders of GW&K Small Cap Equity Fund (formally known as GW&K Multi-Cap Equity Fund) and GW&K Municipal Enhanced Yield Fund (two of the series constituting Managers AMG Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
July 23, 2009